Exhibit 15.1

10/F, Tower B, CPIC Plaza, No. 28 Fengsheng Lane, Xicheng District, Beijing 100032, China

Tel: 86 10 5776 3888 Fax: 86 10 5776 3777

April 15, 2019

Qudian Inc.

Tower A, AVIC Zijin Plaza

Siming District, Xiamen

Fujian Province 361000

People’s Republic of Chinaas the “Company”

Dear Sirs,

We consent to the references to our firm under the heading “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure— If the PRC government deems that the contractual arrangements in relation to our consolidated VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.” and “Item 4. Information on the Company—C. Organizational Structure—Our Contractual Arrangements with Consolidated VIEs and Their Shareholders” in Qudian Inc.’s Annual Report on Form 20-F for the year ended December 31, 2018 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2019. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Tian Yuan Law Firm

Tian Yuan Law Firm